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                                  EXHIBIT 99.1
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                            [NABORS INDUSTRIES LOGO]
                                  NEWS RELEASE
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              NABORS PLACES $500 MILLION OF SENIOR UNSECURED NOTES

Houston Texas, August 16, 2002, Nabors Industries, Inc. (NII) and a Canadian subsidiary today announced separate proposed private placements of Senior Unsecured Notes with registration rights, under rule 144A. The placements will be done in two traunches. NII will place $275 million in 10-year notes maturing on August 15, 2012, with a coupon of 5.375%, while its Canadian subsidiary will place $225 million in 7-year notes maturing on August 15, 2009, with a coupon of 4.875%. Both traunches will be guaranteed by Nabors Industries Ltd., and the notes issued by the Canadian subsidiary will also be guaranteed by NII.

These securities have not been registered under the Securities Act of 1933 or any applicable Canadian laws and may not be offered or sold in the US or Canada absent registration or an applicable exemption from registration requirements.

Statements in this release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, statements regarding the timing of and conditions to closing and the amount and use of proceeds. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

The Nabors companies own and operate over 530 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors also operates 30 marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

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Nabors Industries Ltd. stock is listed on the American Stock Exchange (NBR). For further information or to request investor materials please contact Nabors Corporate Services Inc. Mr. Dennis A. Smith, Director of Corporate Development at (281) 775- 8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063.